UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 23, 2011

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Biomedical Advanced Research and Development Authority Contract Modification

On June 1, 2011, Emergent BioDefense Operations Lansing Inc., a wholly-owned subsidiary of Emergent BioSolutions Inc. (the “Company”), entered into a no-cost modification of its contract, dated September 25, 2007, with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services. The modification extends the period of performance of the contract at no additional cost from June 1, 2011 to September 1, 2011, and extends the delivery date for certain specified milestone deliverables relating to a post-exposure prophylaxis (PEP) indication for BioThrax® to September 1, 2011.

UK Lease Modification

On May 23, 2011, in connection with a planned restructuring of its U.K. operations, the Company entered into modifications of its lease with Slough Estates (Winnersh) Limited, dated May 10, 2007, and its lease with Slough Properties Limited and Azur Environmental Limited, as assigned to Emergent Product Development UK Limited, formerly Microscience Limited, dated December 13, 1996 (collectively, the “Leases”).  The modifications resulted in the early termination of the Leases with respect to two leased facilities at the U.K. location, as well as a modification to the Lease for the third facility that provides the Company with certain early-termination rights.  In consideration of the early termination of the leases, the Company made payments to the Landlord of approximately £1.5 million, net of prior deposits and other prepaid expenses and charges.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2011	EMERGENT BIOSOLUTIONS INC.
	By:	/s/Jay G. Reilly Jay G. Reilly General Counsel